From:         ComEd
                 Media Relations                                                                                       October 2, 2006
                 Chicago, IL 60680-5379

Contact:     312-394-3500

Statement from ComEd Chairman and CEO Frank M. Clark on Speaker Madigan’s
Call for a Special Session on Rate Freeze Extension Legislation

With the projected 2007 rate increase, ComEd rates will be lower than they were in 1995 and lower than almost every other comparable metropolitan center in the country.

An extension of the rate freeze, on the other hand, would be very bad for Illinois. Such a measure would have severely negative consequences for our state, our economy and all consumers. Forcing ComEd into a position where it buys electricity for more than it is allowed to collect from customers would immediately threaten the company’s financial stability and put us at risk of bankruptcy.

Illinois must have a strong and stable electric system. It is in everyone’s interest to make sure ComEd has the resources it needs to continue to maintain its system to ensure reliable service and meet the growing demands of our state.

ComEd remains committed to helping our customers adjust to rate increases. Our CARE (Customers’ Affordable Reliable Energy) initiative has a number of different resources to help our customers manage their electricity usage in these times of rising energy costs. We also have a proposal before the Illinois Commerce Commission to allow customers to elect to have the 2007 rate increase phased-in over three years.

###

Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.